Wednesday, July 25, 2007

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR SECOND QUARTER 2007

CANFIELD, Ohio (July 25, 2007) – Farmers National Banc Corp. (OTC BB: FMNB), today reported net income for the three months ended June 30, 2007 of $1.5 million, compared with $1.8 million in the preceding quarter and $1.9 million in the prior-year quarter. Basic and diluted earnings per share were $0.12 for the current quarter compared with $0.14 for the preceding quarter and $0.15 for the second quarter in 2006.

For the six months ended June 30, 2007, Farmers National Banc Corp. recorded net income of $3.3 million, or $0.26 per diluted share, compared to $3.8 million, or $0.30 per diluted share in net income for the first six months of 2006. Annualized returns on average assets and average equity equate to .83% and 8.91% respectively, compared to .94% and 10.33% for the same time period in the prior year.

The company’s total assets ended the second quarter of 2007 at $795.9 million, compared to $820.2 million in total assets recorded at June 30, 2006, and $821.6 million in assets as of the end of 2006. Net loans, which represent 64% of total assets, were $506.6 million at June 30, 2007, a net increase of $1.8 million over the $504.8 million in net loans reported on June 30, 2006, and up $4 million more than the $502.6 million in net loans reported at the year-end 2006. This growth continues to be concentrated in the commercial real estate and commercial loan portfolios.

Commenting on these results, Frank L. Paden, President & CEO said, “Our earnings performance in the second quarter remains slightly below our projections for 2007. Earlier this year, we made some strategic decisions to monitor growth and net margin issues relative to our performance. Given the modest loan demand and the keen competition for time deposits, we have concentrated our efforts to better manage our margin rather than grow the balance sheet in the current interest rate environment. Taking into consideration that there was a slight movement in the shape of the yield curve and internal pricing adjustments on our deposit products, we are pleased to see some favorable movement in our net interest margin during the past ninety days. In addition, we focused on improving our operating processes to be more efficient in order to improve our non-interest income stream and control our non-interest expenses.”

Net Interest Income -— Net interest income was $6.0 million for the second quarter of 2007, which compares to $5.7 million in the preceding quarter and $6.0 million in the second quarter of 2006. For the six months ended June 30, 2007, the net interest income was $11.7 million compared to $12.2 million for the same six-month period in 2006. The annualized net interest income to average earning assets on a fully taxable equivalent basis was 3.38% for the three months ended June 30, 2007, compared to 3.27% in the preceding quarter and 3.32% at this same time in 2006.

Non-Interest Income -— Non-interest income was $1.1 million in the second quarter of 2007, compared to $1.6 million in the preceding quarter and $1.3 million in the second quarter in 2006. For the six-month period ended June 30, 2007, non-interest income was $2.7 million compared to $2.6 million reported for the first six months in 2006. This growth in noninterest income includes security gains of $552 thousand in 2007 and $395 thousand in 2006.

Operating Expenses -— Non-interest expenses totaled $5.2 million for the second quarter of 2007, which compares to $5.1 million in the preceding quarter and $4.9 million for the second quarter of 2006. For the six months ended, operating expenses increased slightly from $9.7 million in 2006 to $10.3 million at June 30, 2007. Much of the increase year-over-year was directly attributed to non-recurring expenses recognized earlier in 2007.

Asset Quality -— As of June 30, 2007, non-performing loans were $2.6 million or .50% of total loans, compared to $1.9 million or .37% of total loans at this same time in 2006. On June 30, 2007, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 218%, compared to 310% in June 2006. The provision for loan losses was $55 thousand for the second quarter of 2007 and $115 thousand for the first six months of this year, compared to $60 thousand for the second quarter of 2006 and $115 thousand for the first six months of last year. The annualized net charge off/average loan ratio for the period ending June 30, 2007 is .04%, compared to .07% at this same time in 2006.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of June 30, 2007, the ALLL/total loan ratio was 1.09% compared to 1.10% at the end of 2006 and 1.15% at the end of the second quarter of 2006.

Stock Buyback -— On June 12, 2007, Farmers National Banc Corp. reauthorized the Stock Repurchase Program under which it may repurchase up to approximately 638,000 shares, or 4.9% of its outstanding common stock over a twelve-month period. During the previous program, the Corporation was able to repurchase 285,103 common shares from the period June 2006 to June 2007.

Farmers National Banc Corp., is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are asset quality, interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Total interest and dividend income	$11,332	$11,026	$22,403	$21,662
Total interest expense	5,358	4,987	10,712	9,469

Net interest income	5,974	6,039	11,691	12,193
Provision for loan losses	55	60	115	170
Other income	1,140	1,331	2,737	2,624
Other expense	5,171	4,889	10,289	9,652

Income before income taxes	1,888	2,421	4,024	4,995
Income taxes	368	533	695	1,145

Net income	$1,520	$1,888	$3,329	$3,850

Basic and diluted earnings per share	$0.12	$0.15	$0.26	$0.30
Cash dividends	2,083	2,074	4,169	4,145
Cash dividends per share	0.16	0.16	0.32	0.32
Book value per share	5.65	5.62	5.65	5.62
Consolidated Statements of Financial Condition		June 30, 2007	June 30, 2006
Assets
Cash and cash equivalents		$21,484	$34,252
Securities available for sale		237,959	249,837
Loans		512,226	510,650
Less allowance for loan losses		5,593	5,848

Net Loans		506,633	504,802

Other assets		29,780	31,315

Total Assets		$795,856	$820,206

Liabilities and Stockholders’ Equity
Deposits		$588,326	$618,595
Other interest-bearing liabilities		129,291	123,919
Other liabilities		4,497	4,336

Total liabilities		722,114	746,850
Stockholders’ Equity:		73,742	73,356

Total Liabilities and Stockholders’ Equity		$795,856	$820,206

Period-end shares outstanding		13,046	13,045
Ratios
Return on Average Assets (Annualized)		0.83%	0.94%
Return on Average Equity (Annualized)		8.91	10.33
Efficiency Ratio (Year-to-date)		74.15	66.93
Capital to Asset Ratio		9.27	8.94
Dividends to Net Income (Year-to-date)		125.23	107.66
Loans to Assets		64.36	62.26
Net Loans to Deposits		86.11	81.60
Allowance for Loan Losses to Total Loans		1.09	1.15
Non-performing Loans to Total Loans		0.50	0.37
Unaudited